EXHIBIT 2.1

Dated the 18th day of August 2004

BETWEEN

Tianjin TEDA International Hotel Development Company

And

Woodfine Consultants Limited

And

Linkrich Enterprise Investment Limited

Collectively, the “Vendors”

And

Teda Hotels Management Company Limited

The “Purchaser”

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AGREEMENT FOR SALE AND PURCHASE OF

CERTAIN INTERESTS IN THE REGISTERED CAPITAL OF

Tianjin TEDA Resort Alliance Development Company Limited

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THIS AGREEMENT is made the 18th day of August, 2004.

BETWEEN

(1)

Tianjin TEDA International Hotel Development Company, a company registered in the PRC, registration number 1201911100503, with its registered address at 8, Number 2 Road, Tianjin Economic Development Area, Tianjin (hereinafter individually referred to as the “Vendor A”);

(2)

Woodfine Consultants Limited, a company incorporated in the British Virgin Islands, with its registered address at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter individually referred to as the “Vendor B”); and

(3)

Linkrich Enterprise Investment Limited, a company incorporated in Hong Kong, with its registered address at Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong (hereinafter individually referred to as the “Vendor C”);

are hereinafter collectively referred to as “the Vendors”; and

(4)

Teda Hotel Management Company Limited, a company incorporated in the British Virgin Islands with its registered address at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its principal office situate at Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong (hereinafter called “the Purchaser”).

WHEREAS

(A)

Tianjin TEDA Resort Alliance Development Company Limited (hereinafter called “the Company”) is a Sino-foreign Joint Venture with limited liability incorporated in the PRC and has as at the date hereof a registered capital of RmB3,000,000 (RmB Three Million Only). Brief particulars of the Company are set out in Appendix 1 to this Agreement.

(B)

As at the date of this Agreement, the Vendors are respectively the beneficial owners of certain interests in the registered capital of the Company as set out in Appendix 2 to this Agreement.

(C)

As at the date of this Agreement, the Purchaser is a wholly owned subsidiary of Teda Travel Company, Inc. (hereinafter called “the Holding Company”), the shares of which are currently listed in on the Over-the-Counter Bulletin Board (hereinafter called “OTCBB”) of the United States of America (OTCBB Trading Symbol: TTVL).

(D)

The Vendors have agreed to sell and the Purchaser has agreed to purchase the entire interests in the registered capital of the Company as held by the Vendors, the aggregate of which represents 55% of the registered capital of the Company (hereinafter called “the Sale Interests”) in accordance with the Terms and Conditions of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.

INTERPRETATION

1.1

In this Agreement (including the Recitals and Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

"Agreement"	this agreement for the sale and purchase of the Sale Interest, as amended or supplemented from time to time;

"Board"	the board of directors of the Company from time to time;

"Business Day"

a day (other than Saturdays and days on which a tropic cyclone warning No.8 or above or a rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks in Hong Kong are generally open for the transaction of normal banking business;

"Company"	has the meaning ascribed thereto in Recital (A);

"Companies Ordinance"	the Companies Ordinance (Chapter 32) of the Laws of the Hong Kong SAR;

"Completion Date"	the date falling on the 5th Business Day after the conditions set out in Clause 3.1 have been fulfilled or waived by the Purchaser;

"Completion"	completion of the sale and purchase of the Sale Interests in accordance with the terms and conditions of this Agreement;

"Consideration"	the consideration payable by the Purchaser pursuant to Clause 4.1 hereof;

"Consideration Shares"	Common Stock of the Holding Company par value of US$0.001 each in the capital of the Holding Company to be issued in the name of the Vendors or their nominees pursuant to Clause 4.3;

"Directors"	directors of the Company from time to time and "Director" shall be construed as any one of them;

"Encumbrance"

any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same;

"Company"	the Company and its subsidiaries and "member of the Company" shall be construed as any one of them;

"HK$"	Hong Kong dollars;

"Holding Company"	Teda Travel Group Inc., a company incorporated under the laws of the Delaware, United States and the registered and beneficial owner of the entire issued share capital of the Purchaser;

"Hong Kong"	the Hong Kong Special Administrative Region of the PRC;

"PRC"	the People's Republic of China, which for the purpose of this Agreement, excludes Hong Kong and Macau;

"Purchaser's Nominees"	persons to be nominated by the Purchaser to acquire the Sale Interests in accordance with the terms and conditions of this Agreement;

"Relevant Proportion"

the respective portion of Sale Interests owned by each of the Vendors expressed as a percentage of the entire interest in the registered capital of the Company as set out in column entitled “Consideration payable to each of the Vendors” of Appendix 2;

"RMB"	Renminbi, the lawfully currency of PRC;

"Restricted Trading Period"

a period of time beginning on the date on which the Consideration Sharesare issued to the Vendors or their nominees and ending on the date the Vendors are allowed to sell the Consideration Shares without registration of such Consideration Shares pursuant to Rule 144 promulgated under the Securities Act;

"Sale Interests"	55% of the entire interest in the registered capital of the Company to be sold by the Vendors to the Purchaser's Nominees;

“Securities Act”	The United States Securities Act of 1933, as amended.

"Tax Indemnity"	the deed of indemnity to be given by each of the Vendors in favour of the Purchaser and the Company in such form and substance as may be satisfactory and acceptable to the Purchaser;

"Taxation"

all forms of taxation whenever created or imposed and whether in the PRC or elsewhere and without limiting the generality of the foregoing, includes all forms of profits tax, interest tax, salaries tax, property tax, estate duty, stamp duty, sales tax, any provisional tax, customs and import duty and any amount equal to any deprivation of any relief, allowance, set off, deduction in computing profits or rights to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation and also includes in addition and without prejudice to the foregoing, all fines, penalties, costs, charges, expenses and interests relating thereto;

"US"	the United States of America;

"US$"	United States Dollars, being the lawful currency of the United States of America;

1.2

The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporated.

1.3

References in this Agreement to clauses, schedules and exhibits are references to clauses, schedules and exhibits of this Agreement and references to sub-clauses and paragraphs are unless otherwise stated, references to sub-clauses and paragraphs of the clause, sub-clause or, as appropriate, the schedule or the exhibit in which the reference appears.

1.4

Reference to a "subsidiary" or "holding company" shall be construed in accordance with section 2 of the Companies Ordinance.

1.5

Reference to any Ordinance, regulation or other statutory provision or rules in this Agreement includes reference to such Ordinance, regulation, provision or rule as modified, consolidated or re-enacted from time to time.

2.

SALE AND PURCHASE OF THE SALE INTERESTS

2.1

Subject to the terms and conditions of this Agreement, each of the Vendors, as beneficial owners of the respective portion of Sale Interests as set out in Appendix 2, shall sell and the Purchaser shall, relying on the warranties and indemnities herein contained, purchase the Sale Interests, with full title guarantee with effect from the date of this Agreement free from all Encumbrances together with all rights now or hereafter attaching thereto including but not limited to all dividends paid, declared and/or made in respect thereof on or after the date of this Agreement.

2.2

The Purchaser shall not be obliged to purchase any portion of the Sale Interests unless the purchase of all the Sale Interests is completed simultaneously.

3.

CONDITIONS

3.1

Completion is conditional upon:

(a)

the Purchaser having completed its due diligence (including but not limited to legal, financial and commercial aspects) in respect of the Company and the results of which are, in the absolute opinion of the Purchaser, satisfactory and acceptable to the Purchaser in all respects;

(b)

if so required, passing of necessary resolutions by shareholders of the Purchaser at a general meeting approving (i) this Agreement and the transactions contemplated herein and (ii) the allotment and issue of the Consideration Shares to the Vendors credited as fully paid;

(c)

all necessary consents, permits and approvals (whether governmental, regulatory or otherwise) as may be required under U.S. securities laws or other relevant laws, regulations and rules in the U.S. in respect of this Agreement, the allotment and issue of the Consideration Shares and the transactions contemplated hereunder having been obtained by the Purchaser;

(d)

all necessary consents, permits and approvals (whether governmental, regulatory or otherwise) as may be required in respect of the sale and purchase of the Sale Interests and/or change of control of the Company having been obtained from the relevant PRC governmental authorities including not but limited to the new business registration licence and tax licences for the Company;

(e)

the Purchaser having obtained a legal opinion issued by a U.S. legal counsel (which form and contents are satisfactory and acceptable to the Purchaser at its absolute discretion) in respect of:

(i)

the legality and validity of this Agreement, allotment and issue of Consideration Shares and the transactions contemplated herein;

(ii)

the completion of all necessary procedures and obtaining of all necessary approvals regarding the acquisition of the Sale Interests; and,

(iii)

all other matters reasonably requested by the Purchaser;

(f)

the Purchaser having obtained a legal opinion issued by a PRC legal counsel (which form and contents are satisfactory and acceptable to the Purchaser at its absolute discretion) in respect of:

(i)

the legality and validity of this Agreement;

(ii)

the completion of all necessary procedures and obtaining of all necessary approvals regarding the acquisition of the Sale Interests; and,

(iii)

all other matters reasonably requested by the Purchaser;

(g)

the Purchaser having obtained a consent letter duly signed by all shareholders and person who has any direct or indirect interest in the registered capital of the Company waiving their respective rights of pre-emption or any other rights they may have in respect of the Sale Interests;

(h)

the Warranties and undertakings under this Agreement are true and accurate and are not misleading in any material aspects at Completion as if repeated at Completion and at all times between the date of this Agreement and the Completion.

3.2

The Vendors shall jointly and severally procure the fulfillment of the condition precedents mentioned in Clause 3.1(d) above and shall keep the Purchaser fully informed of all their actions and efforts in connection with their obtaining the necessary consents, permits and approvals from the relevant regulatory authorities, including without limitation, providing the Purchaser immediately with all of their correspondence with these authorities.

3.3

In connection to Clause 3.1(a), the Vendors shall give and shall procure that the Purchaser and/or any persons authorised by it in writing will be given such access to the premises and all books, documents, title deeds, records, returns, approval, correspondence and accounts of the Company and all members of the Company and all such information relating to the Company as may be reasonably requested by or on behalf of the Purchaser to undertake and conduct a full due diligence (including but not limited to, in all legal, financial and commercial aspects) against the Company and be permitted to take copies of any such books, documents, title deeds, records and accounts and that the directors and employees of all members of the Company shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them. For the avoidance of doubt, such due diligence shall not limit or otherwise qualify in any way the obligations and liabilities of the Vendors under Clause 9.

3.4

The Purchaser may at any time by notice in writing to the Vendors waive any of the Conditions set out in Clause 3.1. If (a) any of the conditions set out in Clause 3.1 has not been satisfied (or as the case may be, waived by the Purchaser) on or before 5:00 p.m. on the Completion Date or such later date as the Purchaser may agree; or (b) the Purchaser is not satisfied with the results of the due diligence and informs the Vendors in writing at any time, this Agreement shall cease and determine and the parties to this Agreement shall not have any obligations and liabilities.

4.

CONSIDERATION

4.1

The total consideration for the sale and purchase of all of the Sale Interests shall be the sum of US$386,200.

4.2

For Vendor A, the total consideration of US$280,872 will be payable in cash, whereby the whole sum shall be payable by not later than December 31, 2004.

4.3

For each of the Vendors B and C, the total consideration of US$105,318 shall be satisfied by the Purchaser procuring the Holding Company to issue the Consideration Shares, on a rounded-up basis, to each of Vendor B and C in the Relevant Proportion as fully paid at an issue price which is to be calculated to be the greater of: (i) the weighted average market price of the Shares 10 trading days immediately before Completion; or (ii) $2.50 per share. The Vendors shall notify the Purchaser in writing at least five (5) business days before the Completion date of the name(s) and other particulars of the registered holder(s)

of the Consideration Shares and the board lot denomination of the share certificate(s) in respect of the Consideration Shares to be issued to them or their nominee(s) and all necessary information and details as is reasonably required to enable the share registrars of the Holding Company to issue the definitive share certificates for such Consideration Shares upon Completion.

4.4

Each of the Vendors B and C understands that the Consideration Shares will not be registered under the Securities Act. The Vendors also understand that the Consideration Shares are being issued pursuant to an exemption from registration provided by the Securities Act based in part upon the Vendors’ representations contained in this Agreement. The Vendor hereby represents and warrants as follows:

(a)

Vendors bear economic risk: the Vendors have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Purchaser so that it is capable of evaluating the merits and risks of its investments in the Purchaser and have the capacity to protect its own interests. The Vendors are able to bear the economic risk of this investment;

(b)

Acquisition for own account: the Vendors are acquiring the Consideration Shares for their respective own account for investment only, and not with a view towards their distribution;

(c)

Vendors can protect their interest: the Vendors represent that by reason of their management, business or financial experience, the Vendors have the capacity to protect their on interests in connection with the transactions contemplated in this Agreement. Further, the Vendors are aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement;

(d)

Company information: the Vendors have had an opportunity to discuss the Purchaser's business, management and financial affairs with directors, officers and management of the Purchaser and have had the opportunity to review the Purchaser's operations and facilities. The Vendors have also had the opportunity to ask questions of and receive answers from the Purchaser and its management regarding the terms and conditions of this investment; Purchaser will provide balance sheet and income statement to Vendors.

(e)

Rule 144: The Vendors have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions;

(f)

Legends: The Vendors understand and agree that the Purchaser will cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Consideration Shares, together with any other legends that may be required by state or federal securities laws, or by the Articles of Association and Bye laws of the Company, or by any other agreement between the Vendors and the Purchaser or between the Vendors and any third party:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(g)

Refusal to Transfer: The Purchaser will not be required to (i) transfer on its books any Consideration Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement; or (ii) treat as owner of such Consideration Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Consideration Shares have been so transferred.

(h)

Each of the Vendors B and C are “accredited investors” as that term is defined under Rule 501 promulgated under the Securities Act.

4.7

The Purchaser agrees that upon expiry of the Restricted Trading Period and upon presentation of the Consideration Shares to Purchaser, Purchaser will use commercially reasonable to attend to the formalities and procedures as may be required under the Securities Act and the applicable State securities law to enable the Consideration Shares to be sold without registration under the Securities Act or applicable state securities law.

5. COMPLETION

5.1

Completion shall take place at Teda International Club Tianjin situated in 7 Fukang Lu, Nankai District, Tianjin, People’s Republic of China on the Completion Date at 3 p.m. (or at such other place and time as the parties may agree) when all the acts and requirements set out in this Clause 5.1 shall be complied with.

5.2

On Completion, each of the Vendors shall jointly and/or severally (as the case may be) deliver or procure the delivery to the Purchaser of all the following:

(a)

copies, certified as true and complete by a director/ legal representative of the Company and its relevant subsidiaries, of resolutions of the shareholders/board of directors meeting approving the matters as stipulated in Clauses 5.3, 5.4(a) and 5.4(b);

(b)

in respect of every member of the Company:

(i)

all constitutional documents, statutory records and minute books (which shall be written up to date as at Completion);

(iii)

copies of all tax returns and assessments (receipted where the due dates for payment fell on or before the Completion Date); and

(iv)

all other papers, correspondence and documents relating to the Company which are in the possession of or under the control of any of the Vendor; provided that, if the Purchaser so agrees, delivery of all documents and records as referred to in this Clause 5.2(b) shall be deemed to have been effected where they are situated in premises and shall continue to be in the sole occupation of the relevant member of the Company following Completion or otherwise in the custody of persons who shall remain officers and/or employees of such member of the Company following Completion;

(c)

the Tax Indemnity duly executed by each of the Vendors.

5.3

On Completion, the Vendors shall procure a meeting of the shareholders of the Company at which such matters shall be dealt with and resolved upon as the Purchaser shall require for the purposes of giving effect to the provisions of this Agreement including:

(a)

approving the sale and purchase of the Sale Interests; and,

(b)

amending the memorandum and articles of association of the Company as may be required by the Purchaser to effect the transactions contemplated hereunder.

5.4

On Completion, each of the Vendors shall jointly procure that:

(a)

all registration procedures as may be required under the PRC law in respect of the transfer of the Sale Interests by the Vendors to the Purchaser's Nominees shall be completed within reasonable time; and,

(b)

a new articles of association of the Company shall be signed by the Purchaser's Nominees and filed with the relevant local administration of Industry and Commerce which shall state that the Purchaser's Nominees hold 55% interest in the registered capital of the Company.

5.5

Against performance of the obligations by the Vendors B and C under Clauses 5.2, 5.3 and 5.4 above, the Purchaser shall:

(a)

procure the allotment and issue to each of the Vendors B and C (or their respective nominees) the Consideration Shares in the Relevant Proportion and immediately thereafter to register each of the Vendors (or their respective nominees) as a member of the Purchaser;

(b)

cause to be delivered to each of the Vendors B and C certified copy of instructions to the share registrar of the Holding Company for the issue of definitive share certificates of title in respect of the Consideration Shares in the Relevant Proportion in the respective names of the Vendors or their respective nominee(s); and

(c)

deliver to each of the Vendors a certified copy of the directors' resolutions of the Purchaser approving:

(i)

the acquisition of the Sale Interests and the terms and conditions of this Agreement; and

(ii)

the issue and allotment of the Consideration Shares.

5.5

Against performance of the obligations by the Vendor A under Clauses 5.2, 5.3 and 5.4 above, the Purchaser shall deliver to each of the Vendors a certified copy of the directors' resolutions of the Purchaser approving:

(i)

the acquisition of the Sale Interests and the terms and conditions of this Agreement; and

(ii)

the promise to pay the Consideration in cash not later than December 31, 2004.

5.6

If the Vendors shall fail to do anything required to be done by them under Clauses 5.2, 5.3, 5.4 and 5.5, without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

(a)

defer Completion to a day not later than 14 days after the date fixed for Completion (and so that the provisions of this paragraph (a) shall apply to Completion as so deferred); or

(b)

proceed to Completion so far as practicable but without prejudice to the Purchaser's rights to the extent that the Vendors shall not have complied with their obligations hereunder; or

(c)

rescind this Agreement without liability on its part.

5.7

Clauses 6 to Clause 16 shall survive the Completion.

6.

MANAGEMENT OF THE COMPANY

6.1

Upon Completion, the business and operations of the Company shall be managed by the Board.

6.2

The chairman of the Board and the legal representative of the Company shall be nominated and appointed by the Board. The chairman of the Board and the legal representative of the Company shall initially be Madam Zhi Ying CHANG.

6.3

The Board composition shall remain unchanged.

6.4

The quorum for meetings of the Board shall be two.

6.5

Unless otherwise unanimously agreed by all Directors, meetings of the Board shall be held at least once in each quarter.

6.6

Save with the consent of the Purchaser, the Vendors shall not sell or otherwise dispose of any of their remaining interests in the Company.

6.7

So far as the Vendors remain as shareholders of the Company, each of the Vendors undertakes that he/she/it shall procure and take all actions to ensure that all obligations under Clauses 6.6 be duly executed, done and/or performed.

7.

DISPOSAL OF CONSIDERATION SHARES

7.1

Each of the Vendors B and C agrees and acknowledges that the Consideration Shares are subject to the United States Securities and Exchange Commission ("SEC") Rule 144 and in particular, hereby jointly and severally undertakes to and covenants with the Purchaser and the Holding Company that it will not, during the Restricted Trading Period, dispose of (including without limitation by the creation of any option, charge or other Encumbrance or rights over or in respect of) any of the Consideration Shares or any interests therein owned by it/him/her or in which it/he/she is, directly or indirectly, interested immediately after Completion or dispose of (including without limitation by the creation of any option, charge or other encumbrance or rights over or in respect of) any shares in any company controlled by it/he/she which is the beneficial owner of the Consideration Shares.

8.

WARRANTIES

8.1

The Vendors jointly and severally, represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this clause shall continue to have full force and effect notwithstanding completion) that:

(a)

each of the warranties is true and accurate in all respects and not misleading as at date of this Agreement and will continue to be so up to and including the Completion date;

(b)

the Vendors have and will have full power and authority to enter into and perform this Agreement which constitute or when executed will constitute binding obligations on them in accordance with their respective terms;

(c)

the Sale Shares will constitute fifty (55) percent of the issued and allotted capital of the Company on a fully diluted basis;

(d)

there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by any of the seller in favor of any third party in respect of any shares in the Company;

(e)

there is and at completion will be no pledge, lien or other encumbrance on, over or affecting the Sale shares and there is and at completion there will be no agreement or arrangement to give or to create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

(f)

the Vendors shall be entitled to transfer the full legal and beneficial ownership of the Sale shares to the Purchaser on the terms of this Agreement without the consent of any third party;

(g)

each of the Vendors B and C are “accredited investors” as defined pursuant to Regulation D of the Securities Act 1933, as amended. They acknowledges that the Consideration shares have not been registered and are restricted securities;

(h)

the information listed in Appendix 1 and 2 relating to the Company and the Transferor is true and accurate in all respects.

8.2

If at any time before Completion the Vendors or any of them come to know of any fact or event which:

(a)

is in any way inconsistent with any of the undertakings given by the Vendors, and/or,

(b)

suggests that any fact warranted may not be as warranted or may be misleading; and/or,

(c)

might affect the willingness of a prudent purchaser for value of Sale Interests to complete its purchase or the amount of the consideration which such purchaser would be prepared to pay for the Sale Interests;

the Vendors shall give immediate written notice thereof to the Purchaser in which event the Purchaser may within seven (7) days of receiving such notice rescind this Agreement by written notice to each of the Vendors.

8.3

If at any time before Completion, the Purchaser finds that any of the Warranties is incorrect or has not been or is incapable of being rectified, the Purchaser may rescind this Agreement by written notice to each of the Vendors.

9.

VENDORS' UNDERTAKINGS

9.1

The Vendors covenant and undertake that prior to Completion and without the prior written consent of the Purchaser, the Vendors shall procure that the Company and each member of the Company shall not:

a.

incur any expenditure on capital account or enter into any option in respect of any part of its assets;

b.

dispose of or agree to dispose of or grant any option in respect of any part of its assets;

c.

borrow any money or make any payments out of or drawings on its bank account(s) other than routine payments;

d.

enter into any unusual or abnormal contract or commitment;

e.

make any loan;

f.

enter into any leasing, hire, purchase or other agreement or arrangements for payment on deferred terms;

g.

declare, make or pay any dividend or other distribution or do or suffer anything which may render its financial position less favourable than as at the date of this Agreement;

h.

grant or issue or agree to grant or issue any mortgages, charges, debentures or other securities or give or agree to give any guarantees or indemnities;

i.

make any change in the terms and conditions of employment or pension benefits of any of its directors or employees or employ or terminate (other than for good cause) the employment of any person;

j.

create, issue or grant any option in respect of any class of share or loan capital or agree so to do;

k.

in any other way depart from the ordinary course of its respective day-to-day business either as regards the nature scope or manner of conducting the same;

l.

voluntarily contravene or fail to comply with any material obligation, statutory or otherwise; and

m.

do anything whereby its financial position will be rendered less favourable than at the date hereof.

9.2

Each of the Vendors agrees to fully indemnify and keep each member of the Company and/or the Purchaser and its assignee fully indemnified on demand from and against all losses, liabilities, damages, costs and expenses (including legal expenses) which any member of the Company and/or the Purchaser and its assignee may incur or sustain from or in consequence of any liabilities of the Company, whether actual or contingent including without limitation, the diminution of the value (including without limitation, the net assets value or expected profits) of the Company, arising from any act or omission or otherwise incurred on or before the Completion Date.

10.

ACCESS TO INFORMATION

10.1

Each of the Vendors shall assist the Purchaser, its agents, representatives and professional advisers in obtaining promptly on request full access to all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company and other evidence of ownership of the assets owned by the Company as the Purchaser may require.

11.

FURTHER ASSURANCE

11.1

Each of the Vendors shall execute, do and perform or procure to be executed, done and performed by other necessary persons all such further acts, agreements, assignments, assurances, deeds and documents as the Purchaser may require effectively to vest the registered and beneficial ownership of the Sale Interests in the Purchaser free from all Encumbrances and with all rights now and hereafter attaching thereto.

12.

CONFIDENTIALITY AND ANNOUNCEMENTS

12.1

Each of the parties undertakes to the others that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body or regulatory authorities, or to its respective officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

12.2

No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to the applicable laws and the regulations or the requirements of any relevant stock exchange or any other regulatory body or authority. Any announcement by any party required to be made pursuant to any relevant laws or regulation or the requirements of the relevant stock exchange or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

13.

ENTIRE AGREEMENT

13.1

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein. The parties acknowledge that no claim shall arise in respect of any agreement so superseded.

13.2

No variation of this Agreement or any of the documents or instruments to be entered into in connection herewith shall be valid unless it is in writing and signed by or on behalf of each of the parties.

13.3

The obligations, liabilities (including without limitation, breach of Warranties) and undertakings of the Vendors shall be joint and several.

13.4

All provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

13.5

This Agreement shall be binding upon and ensure for the benefit of the successors of the parties but shall not be assignable.

13.6

If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall not be affected.

14.

TIME

14.1

Time shall be of the essence as regards any date or period mentioned in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

14.2

Time shall be of essence of this Agreement but no failure by any party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement (including a settlement with the Vendor) preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.

NOTICES

15.1

Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively "communication" in this Clause 15) can be in writing in either the Chinese or English language and may be served or given personally or to such other address as may have been last notified in writing by such party to the party serving the communication specifically referring to this Agreement. All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of dispatch:

Means of dispatch	Time of deemed receipt

Local mail or courier	Twenty-four (24) hours

Facsimile	on receipt of a satisfactory report of transmission printed out by the sending machine

Air courier/Speedpost	Three (3) days

Airmail	Five (5) days

Provided that in the case of delivery by hand or by fax which occurs after 6:00 p.m. on a Business Day or a day which is not a Business Day, service thereof shall be deemed to occur at 9:30 a.m. on the next following Business Day.

15.2

A communication served in accordance with Clause 15.1 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee's address or that the communication was properly transmitted by facsimile to the addressee.

15.3

Nothing in this Clause 15 shall preclude the service of communication or the proof of such service by any mode permitted by law.

16.

COSTS AND STAMP DUTY

16.1

The Purchaser shall bear the entire costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

16.2

All stamp duty, administrative charges or other fees of a like nature payable to the relevant authorities in the PRC (if any) payable in connection with the sale and purchase of the Sale Interests shall be borne by the Vendors and the Purchaser in equal shares.

17.

GOVERNING LAW AND JURISDICTION

17.1

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong

17.2

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be the Hong Kong International Arbitration Centre.

17.3

The place of arbitration shall be in Hong Kong and at Hong Kong International Arbitration Centre (HKIAC). There shall be only [one] arbitrator. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.

17.4

The language to be used in the arbitral proceedings shall be in English.

18.

LEGAL REPRESENTATION

18.1

Each party confirms and acknowledges to the other that he/she/it has sought separate legal representation and is fully aware of the provisions of this Agreement and the transactions contemplated herein before entering into this Agreement.

19.

COUNTERPARTS

19.1

This Agreement may be executed in one or more counter parts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall substitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be a party hereto.

AS WITNESS this Agreement has been duly executed by all parties hereto the day and year first above written.

SEALED with the Common Seal of

)

天津泰達國際酒店發展公司

)

(Tianjin TEDA International Hotel

)

Development Company) and

)

SIGNED by the

)

)

)

in the presence of :-

)

SEALED with the Common Seal of

)

Woodfine Consultants Limited and

)

SIGNED by the

)

)

)

in the presence of :-

)

SEALED with the Common Seal of

)

Linkrich Enterprise Investment Limited and

)

SIGNED by the

)

)

)

in the presence of :-

)

SEALED with the Common Seal of

)

Teda Hotels Management Company

)

Limited and

)

SIGNED by the

)

)

)

in the presence of :-

)

APPENDIX 1

_____________

Particulars of the Company

__________________________

1. Date of incorporation

:

May 13, 1999

2. Place of incorporation

:

PRC

3. Registration No.

:

0022833

4. Registered address

:

8, Number 2 Street, Tianjin Economic

Development Area, Tianjin, PRC

5. Registered and paid-up capital

:

RmB 3,000,000

6. Nature

:

Sino Foreign Joint Venture

7. Legal Representative:

:

Zhi Ying CHANG

8. Business Scope

:

Hotel and resort management, associated

information service provider and

reservation system

APPENDIX 2

_____________

The Vendors

______________

Name	Amount of registered capital paid up by each of the Vendors (RmB)	Percentage of Equity Interests	Percentage of Sale Interests to the entire share capital of the Company	Consideration payable to each of the Vendors (US$)
Tianjin TEDA International Hotel Development Company Limited	1,200,000	40%	40%	280,872
Woodfine Consultants Limited	450,000	15%	5%	35,110
Linkrich Enterprise Investment Limited	300,000	10%	10%	70,218

Total	1,950,000	65%	55%	386,200